EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Amends the Payment Terms for the Los Cardones Project and Will Receive a US$3.0 Million Cash Payment

Denver, Colorado, January 30,  2015  -  Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE MKT and TSX: VGZ) today announced it has agreed to amend the payment terms (the “Amendment”) of its sale of the Los Cardones gold project in Baja California Sur, Mexico to Invecture Group, S.A. de C.V. (“Invecture”) and RPG Structured Finance S.á.r.l. (together, the “Purchasers”).  Under the Amendment, the Company will receive a payment of US$3.0 million cash from the Purchasers as full and final payment for 100% of the Company’s debt and equity participation in the Los Cardones gold project.

In October 2013, we agreed to sell 100% of our debt and equity participation in the Los Cardones gold project to the Purchasers for total consideration of US$13 million, US$7 million of which was paid at closing and US$6 million of which is due by January 30, 2015  (extended from January 30, 2014, and subsequently from July 31, 2014). The Purchasers had the option to elect, in their discretion, not to make the second payment of US$6 million, in which case, we would retain all amounts already received and the Los Cardones gold project would be returned to us.

On October 28, 2014, Invecture announced that the Los Cardones gold project had been suspended, stating that conditions for its development were not favorable at that time. Since making this announcement, there have been no apparent significant favorable changes to incentivize Invecture to lift the suspension.

Frederick H. Earnest, President and Chief Executive Officer, commented, “It is clear that Invecture has invested a significant amount of time, energy, financial resources and political capital to advance the Los Cardones gold project. However, present conditions make it difficult to predict when development at the project might occur.  Our key focus is the continued advancement of our Mt Todd gold project.  Our goal is to position the Mt Todd gold project ready for development in an improved gold price environment.  Like other mining companies, we face risks with regards to financing our activities and ensuring our ongoing viability. The US$3.0 million payment we expect to receive mitigates those risks,  and, together with a US$0.5 million Guadalupe de los Reyes option payment expected on March 2, 2015 (postponed from January 15, 2015) and the cash on hand at the end of 2014, we believe the Company will be funded into 2016, consistent with our strategy of financing the Company through non-dilutive means.”

About Vista Gold Corp.

Vista’s principal asset is its flagship Mt Todd gold project in Northern Territory, Australia.  We also hold 11.2%  of the outstanding common shares of Midas,  non-core projects in Mexico and the United States and royalty interests in projects in Bolivia and Indonesia.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, our belief that Invecture will succeed in developing the Los Cardones gold project, the receipt and expected timing of the receipt of the US$3 million payment  and US$0.5 million payments, that these payments together with our cash on hand at the end of 2014 will provide sufficient funding for the Company into 2016; and our goal to position the Mt Todd gold project to be ready for development in an improved gold price environment. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following:  permitting conditions in Mexico, compliance by our partners of their contractual obligations, track record and ability of our partners, our approved business plans, exploration and assay results, mineral resource and reserve estimates and results of preliminary economic assessments, pre-feasibility studies and feasibility studies on our projects, if any.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,”  “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to our partners and the geopolitical environment in which they carry on business; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed on March 17, 2014 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.